UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2013

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900
Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2013, the Compensation Committee (“Committee”) of the Board of Directors of Compuware Corporation (the “Company”) authorized the Company to enter into change of control severance agreements (“Severance Agreement”) with certain executives of the Company, including  Robert C. Paul, Joseph R. Angileri, and Laura L. Fournier, who are “named executive officers” from its 2012 annual meeting proxy statement.  Upon recommendation by the Committee, the independent directors of the Board authorized the Company to enter into the agreement with the chief executive officer, Mr. Paul.  The material terms and conditions of the agreements are summarized below.

Term. Each Severance Agreement shall commence on the date it is executed and shall continue in effect through December 31, 2014, and then shall be automatically extended for consecutive one-year periods each subsequent January 1 unless, not later than September 30 of the preceding year, the Company or the executive officer shall have given notice not to extend the term; provided, however, that if a change in control of the Company (as defined in the Severance Agreement) shall have occurred during the term, the term shall expire twenty-four (24) months following the date on which such change in control occurred.

Triggering Events. Each Severance Agreement provides that the executive officer will receive the change of control severance payments and other benefits described below only if:

either (a) the executive officer’s employment is terminated by the Company for any reason other than for cause (generally defined to include certain failures by the executive in performing his or her duties, or conduct materially injurious to the Company), death or disability (as defined in the Severance Agreement), or (b) by the executive officer for good reason (generally defined to include substantial dimunition in duties or responsibilities, reduction in base salary, required relocation of greater than 25 miles, and certain failures of the Company to pay compensation and benefits otherwise due or to fulfill certain contractual obligations),

AND

either (1) a change in control occurs within six months after the termination and termination (or the circumstance or event constituting good reason) was at the request or direction of a third party which has entered into an agreement with the Company for a change in control transaction or is otherwise in connection with or anticipation of a change in control, or (2) the termination occurs within two years after a change in control

(a “Severance Event”).

Change of Control Severance Benefits. If a Severance Event occurs, the executive officer will receive, in lieu of post-termination severance benefits otherwise payable to the executive, a cash lump sum of an amount equal to a certain multiple of the sum of the executive officer’s annual base salary plus the target annual cash bonus in the fiscal year in which termination of the executive officer’s employment occurs.  The applicable multiples are:  Mr. Paul: two times, and Mr. Angileri and Ms. Fournier: one and one-half times.  The Company will also provide to the executive and his or her dependents, for a specified period following a Severance Event consistent with the designated multiple, life, disability, accident and health insurance benefits substantially similar to those provided to the executive officer immediately prior to the date of termination, along with reimbursement so that the after-tax cost of such benefits to the executive is the same as before termination. The executive is also entitled to be paid in cash an amount equal to any unpaid incentive compensation which has been allocated or awarded to the executive for a prior year and which is contingent only on continued employment, along with a pro rata portion of the amount of the award the executive would have earned with respect to the year in which the termination occurs.  Any such severance payment or benefit may be reduced under certain circumstances if it would be subject to excise tax under Section 280G of the Internal Revenue Code.

Under the Severance Agreement, the executive agrees, following a potential change in control (as defined in the Severance Agreement) to remain employed until the earlier of (a) a change in control, (b) six months after a potential change in control, or (c) the executive’s termination of employment.  The Severance Agreement provides that the executive remains employed “at will” and does not create any right to continued employment.

The foregoing description of the material terms of the Severance Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the form of Severance Agreement, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

February 14, 2013	COMPUWARE CORPORATION

	By:	/s/ Laura L. Fournier

Laura L. Fournier
Executive Vice President
Chief Financial Officer